UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PUTNAM VARIABLE TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FUND PROXY FACT SHEET FOR: PUTNAM VT SUSTAINABLE LEADERS FUND Record Date AUGUST 10, 2026 PRINCIPAL OFFICES OF THE FUND 100 FEDERAL STREET BOSTON, MASSACHUSETTS 02110 Mail Date ON OR ABOUT AUGUST 20, 2026 Meeting Date SEPTEMBER 30, 2026 @ 11:00 AM (EASTERN TIME) Classes SEE PAGE 5 Inbound Line 1-800-829-6551 CUSIPs SEE PAGE 5 Website https://www.franklintempleton.com/ Note: Capitalized terms used herein and not defined herein are used with the meanings given in the Putnam VT Sustainable Leaders Fund Proxy Statement. What are Shareholders being asked to vote on? Approving a change to your Fund’s sub-classification under the Investment Company Act of 1940, as amended, from “diversified” to “non-diversified”. BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION – “FOR” VT – Variable Trust What type of investment is the fund Certain insurance companies are shareholders of record of the fund as of August 10, 2026. Each such Insurance Company will vote shares of the fund held by it in accordance with voting instructions received from variable annuity contract and variable life insurance policy owners for whose accounts the shares are held. Accordingly, the proxy statement is also intended to be used by each Insurance Company in obtaining voting instructions from Contract Owners. PROPOSAL: Approving a change to your Fund’s sub-classification under the Investment Company Act of 1940, as amended, from “diversified” to “non-diversified”. What are shareholders being asked to approve? You are being asked to approve a change in your fund’s sub-classification under the Investment Company Act of 1940, as amended (the “1940 Act”), from “diversified” to “non-diversified.” Why are shareholders being asked to approve the fund’s change from “diversified” to “non-diversified” In order to meet the requirements of the fund’s current diversification classification, the fund currently must limit purchases of certain companies, even if Putnam Investment Management, LLC—the Investment Manager—finds them to be attractive investment opportunities. As a non-diversified fund, your fund would have greater flexibility to invest more of its assets in the securities of fewer issuers than it currently does as a diversified fund.

What is the difference between a “diversified” Fund and a “non-diversified” Fund diversified fund •As a diversified fund, the fund is generally limited to the size of its investment in any single issuer. o The 1940 Act requires that to qualify as a “diversified” fund, a fund may not, with respect to at least 75% of the value of its total assets, invest in securities of any issuer if, immediately after the investment, more than 5% of the total assets of the fund (taken at current value) would be invested in the securities of that issuer or the fund would hold more than 10% of the outstanding voting securities of the issuer. o (These percentage limitations do not apply to cash or cash items (including receivables), securities issued by investment companies, or any “Government security.” o A Government security is any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing.) • The remaining 25% of a fund’s total assets is not subject to this restriction. This means that, with respect to the remaining 25% of a fund’s total assets, a diversified fund may invest more than 5% of its total assets in the securities of one issuer and may hold more than 10% of an issuer’s outstanding voting securities. non-diversified fund These 1940 Act requirements do not apply to an investment company that is non-diversified. As a result, compared with a non-diversified fund, a diversified fund would be generally expected to have lesser exposures to individual portfolio securities. What is the long-term purpose of changing the fund’s sub-classification to non-diversified • The change to the fund’s sub-classification under the 1940 Act from diversified to non-diversified is being proposed in connection with the repositioning of the fund. • If the Proposal is approved, the fund will be repositioned as a large-cap core equity fund with a more focused investment strategy that could build relatively large positions in the securities in which the fund’s portfolio managers have the highest conviction. • The repositioned fund would no longer be a sustainability-focused fund*. • Shareholders may benefit from the flexibility afforded to non-diversified funds to make additional investments in certain issuers. The Investment Manager believes that removal of the fund’s sustainability focus will improve the management team’s investment flexibility and that the repositioning may enhance the fund’s commercial opportunity (in other words, the likelihood that the fund would be placed on additional broker dealer platforms and/or attract additional assets). An increase in the size of the fund may lead to a decline in the fund’s operating expenses as a percentage of net assets as a result of the sharing of fixed costs over a larger asset base.

If the Proposal is approved, the fund will be repositioned as a large-cap core equity fund with a more focused investment strategy that could build relatively large positions in the securities in which the fund’s portfolio managers have the highest conviction. *FOR information about the fund’s sustainability focus, see page 4 of fact sheet What other changes are expected to occur in connection with the fund’s repositioning as a large cap core equity fund without a sustainability focus If the Proposal is approved, the fund is expected to be repositioned as a large-cap core equity fund without a focus on companies that the Investment Manager believes exhibit a commitment to financially material sustainable business practices, with changes to its name, investment policy, investment strategies, and principal investment risks. for other changes in connection with the fund’s repositioning, see pages 4-5 of fact sheet Why did the Investment Manager propose changes to the fund’s sub-classification? The Investment Manager is seeking to change your fund’s diversification sub-classification because it believes the change would allow it to more effectively manage the fund in the best interest of the fund’s shareholders following the repositioning. The change would allow the fund to invest more of its assets in the securities of fewer issuers in connection with the repositioned fund’s more focused investment approach. The Investment Manager believes that the repositioning may enhance the fund’s commercial opportunity (in other words, the likelihood that the fund would be placed on additional broker dealer platforms and/or attract additional assets) and equip the fund’s investment team with a wider opportunity set to potentially drive more consistent long-term performance and that the proposed change in diversification status is integral to executing the repositioned fund’s investment approach. If approved, will the change in sub-classification expose the fund to additional risk? The fund would be exposed to non-diversification risk, as its ability to invest more of its assets in the securities of fewer issuers would increase its vulnerability to factors affecting a single investment; therefore, the fund may be more exposed to the risks of loss and volatility than a fund that invests more broadly. If approved, when will the sub-classification change become effective? Assuming shareholder approval, the proposed change in the fund’s sub-classification will take effect on October 5, 2026 (or, if shareholder approval is obtained after October 5, 2026, the first day of the month following shareholder approval), along with the repositioning. What will happen if the Proposal is not approved? If shareholders do not approve the fund becoming non-diversified, the fund would continue to be managed as a diversified fund under its current fundamental investment policies regarding diversification of investments. In addition, the repositioning would not occur, and the Investment Manager may consider other long-term strategic options for the fund, including continuing to manage the fund pursuant to its current investment strategies, a merger of the fund into another fund, or a liquidation of the fund.

Who will pay the costs in connection with the Special Meeting? The expenses associated with the preparation of the proxy statement and related materials, including printing, delivery and solicitation costs, will be borne by the Investment Manager. THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL PHONE: To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card. Representatives are available to take your voting instructions Monday through Friday from 9:00 a.m. to 10:00 p.m. Eastern Time. MAIL: To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope. TOUCH-TONE: To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card. INTERNET: To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card. INFORMATION ABOUT THE FUND’S SUSTAINABILITY FOCUS What is Putnam Management’s sustainability criteria for the fund? The fund invests mainly in common stocks of U.S. companies of any size, with a focus on companies that the Investment Manager believes exhibit a commitment to financially material sustainable business practices. The fund may also invest in non-U.S. companies. In evaluating investments for the fund, the Investment Manager views “financially material sustainable business practices” as business practices that it believes are reasonably likely to impact the financial condition or operating performance of a company and that relate to environmental, social, or corporate governance (“ESG”) issues. As part of this analysis, the Investment Manager may utilize metrics and information such as emissions data, carbon intensity, sources of energy used for operations, water use and re-use, water generation, waste diversion from landfill, employee safety and diversity data, supplier audits, product safety, board composition, and incentive compensation structures. [Source: Putnam VT Sustainable Leaders Fund, Prospectus, May 1, 2026.] OTHER CHANGES IN CONNECTION WITH THE FUND’S REPOSITIONING If the Proposal is approved, will there be other changes to the fund? Specifically: •The fund will change from a “diversified” to a “non-diversified” fund. As a non-diversified fund, the fund will have flexibility (and will be expected) to concentrate its investments in a limited number of issuers. As a result, the fund’s portfolio will generally consist of fewer, but larger, portfolio holdings. • The fund’s name will change to “Putnam VT Focused U.S. Research Fund.”

• The fund will be repositioned from a fund that invests mainly in common stocks of U.S. companies of any size, with a focus on companies that the Investment Manager believes exhibit a commitment to financially material sustainable business practices, to a fund that invests mainly in equity securities (growth or value stocks or both) of large and midsize companies that the Investment Manager believes have favorable investment potential, although the Investment Manager anticipates that the fund will invest to a greater extent in large companies than in midsize companies. • After the repositioning, the fund will no longer have a policy to focus on companies that the Investment Manager believes exhibit a commitment to financially material sustainable business practices. • On the Effective Date, the portfolio management team managing the fund will change. The Investment Manager expects that the portfolio management team managing the fund will consist of Jacquelyne Cavanaugh, Robert Gray, William Rives, Kathryn Lakin and Matthew LaPlant. • In connection with the repositioning, the Investment Manager expects that approximately 40% of the fund’s investments will be sold and reinvested in securities consistent with the repositioned fund’s strategy. o As of June 25, 2026, the Investment Manager expected that these transactions would result in brokerage commissions or other transaction costs of approximately 0.6 basis points, or $58,000, and, depending on market conditions at the time, could also result in the realization of capital gains distributable to shareholders. Proxy Materials Are Available Online At: https://vote.proxyonline.com/franklin/docs The Fund’s proxy solicitor is identified as “EQ Financial Services” in the Proxy Statement. FUND NAME CLASS CUSIP Putnam VT Sustainable Leaders Fund IA 746896877 Putnam VT Sustainable Leaders Fund IB 746896554

Putnam VT Sustainable Leaders Fund Inbound Call Guide Good (morning, afternoon, evening). Thank you for calling the Putnam VT Sustainable Leaders Fund proxy voting line. My name is (AGENT’S FULL NAME). How may I help you (Pause for response) Responding to Initial Mailing Received: The material you received is regarding the Company’s Special Meeting of Shareholders scheduled for September 30, 2026. Can I please have the last name and zip code on the materials you received to better assist you (Pause for response) Locate and verify account. Thank you. Please be aware that this call may be recorded for quality assurance. If you are unable to attend the meeting, I can record your voting instructions by phone. The Board of Trustees is recommending a vote “For” the proposal. If shareholder has questions: I would be happy to review the meeting agenda and record your vote by phone. REVIEW MEETING PROPOSAL USING FACT SHEET. The Board of Trustees is recommending a vote “For” the proposal. Would you like to vote along with the Board’s recommendation (Pause For Response) (Review Voting Options with Shareholder If Necessary) If we identify any additional accounts you own with Putnam VT Sustainable Leaders Fund before the meeting takes place, would you like to vote the shares in those accounts in the same manner as well (Pause For Response) *Confirmation – I am recording your (Recap Voting Instructions) today (Today’s Date & Time). For confirmation purposes: • Please state your full name. (Pause) • According to our records, you reside in (city, state, zip code). (Pause) To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Putnam VT Sustainable Leaders Fund Inbound Call Guide Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll free number listed on the confirmation. Mr. /Ms., your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.) FOR INTERNAL DISTRIBUTION ONLY Updated 08-18-2026